Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Mosaic Company:

We consent to the incorporation by reference in the registration statement (Nos. 333-175087, 333-177251, and 333-216133) on Form S-3 and registration statements (Nos. 333-120501, 333-120503, 333-120878, 333-142268, and 333-198332) on Form S-8 of The Mosaic Company of our reports dated February 20, 2020, with respect to the consolidated balance sheets of The Mosaic Company as of December 31, 2019 and 2018, the related consolidated statements of earnings (loss), comprehensive income (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2019, and the related notes and Schedule II-Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of The Mosaic Company.

Our report on the consolidated financial statements contains an explanatory paragraph that states the Company has changed its method of accounting for revenue recognition as of January 1, 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Tampa, Florida
February 20, 2020